UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) October 11, 2006
IKON Office Solutions, Inc.
(Exact name of registrant as specified in its charter)

OHIO	File No. 1-5964	23-0334400

(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification
incorporation)		Number)

70 Valley Stream Parkway, Malvern, Pennsylvania		19355

Registrant’s telephone number, including area code: (610) 296-8000
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits
SIGNATURE
First Amendment to Amended and Restated Program Agreement

Item 1.01 Entry into a Material Definitive Agreement.
On October 11, 2006, IKON Office Solutions, Inc. (the “Company”) entered into a First Amendment (the “Amendment”) to the Amended and Restated Program Agreement (the “Program Agreement”), by and among the Company, General Electric Capital Corporation (“GE”), and GE Capital Information Technology Solutions, Inc. (“GECITS”). Pursuant to the Program Agreement, the Company designated GE as its preferred lease financing source in the U.S. and receives origination and certain other fees and income from sharing of gains on certain lease-end activities with respect to future leases funded by GE. The Amendment modifies certain provisions of the Program Agreement relating to: (i) the terms under which the Company may seek financing for any proposed sale, lease, or rental from parties other than GECITS; (ii) the accelerated funding for the purchase and transfer of equipment from the Company to GECITS in connection with certain lease transactions financed by GECITS; (iii) the obligations of each party with respect to GECITS’s servicing of certain property tax liabilities; (iv) the calculation and adjustment of lease rates; (v) the obligations of each party with respect to asset recovery and remarketing; (vi) the terms under which the Company may be obligated to repurchase certain leases; and (vii) the obligations of each party with respect to leases with state and local government entities funded by GECITS under the Program Agreement. The Amendment is effective August 25, 2006.
The Amendment is filed as Exhibit 10.1 to this report. The foregoing description of the Amendment is qualified in its entirety by reference to the actual amendment.
Item 9.01 Financial Statements and Exhibits.
The following exhibit shall be deemed to be filed or furnished, depending on the relevant item requiring such exhibit, in accordance with the provisions of Item 601 of Regulation S-K:
10.1	First Amendment to Amended and Restated Program Agreement, dated as of October 11, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IKON OFFICE SOLUTIONS, INC.
By:	/s/ Robert F. Woods
Robert F. Woods
Senior Vice President and Chief Financial Officer

Dated: October 16, 2006